Exhibit 99.1

Contacts:
Howard Solomon	Aaron Bensoua
Finn Partners for Fantex, Inc.	Finn Partners for Fantex, Inc.
Phone: (415) 272-0767	Phone: (310) 418-4389
Email: howard.solomon@finnpartners.com	Email: aaron@finnpartners.com

Fantex Series Alshon Jeffery Convertible Tracking Stock Begins Trading At Fantex.com

SAN FRANCISCO, Calif., March 19, 2015 — Fantex Brokerage Services announced shares of the Fantex Series Alshon Jeffery Convertible Tracking Stock(1) (OTC: JEFFL) began trading at approximately 12:00 pm ET at Fantex.com. Through an Initial Public Offering, Fantex, Inc. offered 835,800 shares of JEFFL at a price of $10 per share.

“The Fantex Alshon Jeffery stock offering is the company’s largest to date, and we couldn’t be happier to open it for trading on our platform,” said John Rodin, President of Fantex Brokerage Services.

Those looking for more information on JEFFL or to open a qualified trading account can learn more at Fantex.com.

This offering is highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment.

(1) Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking stock that currently exists or that Fantex, Inc. will establish and issue in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services, LLC, an affiliated broker-dealer of Fantex,Inc. and a registered alternative trading system, or a member of the FBS selling group. Fantex Brokerage Services, LLC cannot assure you as to the development or liquidity of any trading market for these tracking stocks.

Fantex Holdings, Inc., the parent company of Fantex Brokerage Services, LLC, owns shares of every Fantex tracking stock. Fantex Brokerage Services was the managing underwriter for all Fantex tracking stock offerings.

Fantex, Inc. has filed registration statements (including prospectuses) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in the respective registration statements and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectuses if you request it by calling toll-free 855-905-5050. View the Fantex Alshon Jeffery prospectus. View the Fantex Michael Brockers prospectus.

Fantex Brokerage Services, LLC, an affiliate of Fantex, Inc., is a registered broker-dealer, an alternative trading system registered with the SEC and a member of the Financial Industry Regulatory Authority.

Participants in the initial public offering of Fantex Series Alshon Jeffery may not sell shares of Fantex Series Alshon Jeffery (a secondary sale) to any person in any jurisdiction in which registration was not complete for that particular jurisdiction or there was not a valid exemption from such registration.

About Fantex Holdings

Based in San Francisco, Fantex Holdings, Inc. serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services, LLC.  Fantex, Inc. is a brand building company that purchases a minority interest in an athlete brand and works to increase the value of the brand.  In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand.  Fantex Brokerage Services, LLC is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc.

###